Exhibit 99.1

For Further Information

OSI Systems Inc

12525 Chadron Ave

Hawthorne CA 90250

(310) 349 2372

Contact: Jeremy Norton – Director, Investor Relations

OSI SYSTEMS TO RECEIVE $15 MILLION IN SETTLEMENT WITH GE

HAWTHORNE, Calif.— (BUSINESS WIRE) — March 27, 2007 - OSI Systems, Inc. (NASDAQ: OSIS - News), a vertically-integrated provider of specialized electronic products for critical applications in the Security and Healthcare industries, announced today it has reached an amicable settlement of its dispute with GE Healthcare Finland Oy regarding working capital adjustments and other matters arising from OSI’s March 2004 acquisition of Spacelabs Medical. Under the terms of the settlement OSI will receive a payment of $15 million.

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California based vertically-integrated provider of specialized electronic products for critical applications in the Security and Healthcare industries. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.